Exhibit 99.1

2010 Performance Bonus Program for Executive Officers and Other Employees

On March 8, 2010, the Compensation Committee of the Board of Directors of World Heart Corporation (the “Company”), as confirmed by the Board of Directors of the Company, approved the 2010 cash performance bonus program (the “2010 Performance Bonus Program”) for the Company’s executive officers and other employees. The following is a summary description of the terms and conditions with respect to the cash performance bonuses for the Company’s principal executive officers and named executive officers:

Named Executive Officer	Cash Performance Bonus
Martin, Alex, President and Chief Executive Officer	$97,830
Brown, Morgan R., Executive Vice President and Chief Financial Officer	$51,000
Jassawalla, Jal S., Executive Vice President and Chief Technology Officer	$75,118

All Company employees, including the executive officers, are eligible for performance bonuses under the 2009 Performance Bonus Program. Bonuses are earned upon the determination by the Compensation Committee of the Board of Directors that an eligible employee has achieved certain performance milestones relevant to the Company’s business.  The performance milestones are based on goals related to regulatory and clinical trials, financial metrics, product manufacturing, individual performance objectives, and the timing of achieving such goals.  If an applicable performance goal or goals are achieved, the employee is eligible to receive a percentage of the total award based upon the relative weighting of the goal or goals achieved.  The exact amount of the cash payment to each employee will be determined as soon as possible after the Compensation Committee determines whether and to what extent the performance goals have been achieved.  All performance bonuses are subject to the Company’s then current financial condition.  The employee must be employed with the Company at the time of the Compensation Committee’s determination of the award to be eligible to receive a performance bonus, unless otherwise approved by the Board of Directors.